CERTIFICATE OF AMENDMENT OF

                         CERTIFICATE OF INCORPORATION OF

                               SRM NETWORKS, INC.
                           (Pursuant to Section 242 of
                      the Delaware General Corporation Law)

   The undersigned, Gary F. McNear, C.E.O. of SRM Networks, Inc., (the Company) and existing under the laws of the State of Delaware does hereby certify that:

     1. The Certificate of Incorporation of the Company is hereby amended pursuant to Section 242(a)(1) of the General Corporation Law of the State of Delaware, in Article First thereof by the substitution of the following provision:

                      The name of the Corporation shall be:
                         HY-TECH TECHNOLOGY GROUP, INC.

     2. The foregoing Amendments to the Certificate of Incorporation were authorized by the Board of Directors and duly adopted by consent action by the holders of in excess of sixty percent (60%)of the Company's outstanding stock entitled to vote thereon in accordance with Section 228 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, the undersigned have executed this Certificate of Amendment this 31st day of January, 2003 and DO HEREBY CERTIFY, that the facts stated in this Certificate of Amendment are true and correct.



/s/ Gary F. McNear
---------------------------------------
Gary F. McNear, Chief Executive Officer

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